Exhibit 10.37

Execution Version

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2021 by and between LianBio, LLC, a limited liability company organized under the laws of the State of Delaware, the United States of America (the “US”) (the “Company”), and Yizhe Wang, an American citizen whose passport number is [***] (the “Employee”).
WHEREAS, the Company and the Employee entered into an employment agreement on April 19, 2021 (the “Original Agreement”) under which the Company employs the Employee as its Chief Executive Officer subject to the terms and conditions of the Original Agreement.
WHEREAS, the Company and the Employee agree to amend and restate the Original Agreement by entering into this Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.
2.Term. Subject to the provisions of Sections 8, 9, 10 and 11 hereof, the term of the Employee’s employment with the Company, which commenced on May 17, 2021 (the “Commencement Date”), shall end on January 1, 2024 (the “Initial Term”). Unless earlier terminated by the Company or the Employee in accordance with the terms and conditions set forth herein, the Employee’s employment by the Company hereunder shall automatically be renewed following the Initial Term for subsequent one (1) year periods (each, a “Renewal Term”) unless either party gives a notice of non-renewal to the other party not later than ninety (90) days prior to the expiration of such Initial Term or Renewal Term, as applicable (such notice, “Non-Renewal Notice”). Notwithstanding the foregoing, in the event of a Change in Control (as defined below) occurring during the Employment Period (as defined below), the then current Initial Term or Renewal Term, as applicable, will be converted to an indefinite term, meaning that (a) the Employee or the Company may terminate the Employee’s employment at any time pursuant to Sections 8, 9, 10 or 11 hereof, and (b) the terms hereof with respect to the renewal and/or non-renewal of the term of the Employee’s employment shall cease to apply. The term “Employment Period” shall mean the Initial Term and, if applicable, the Renewal Term or any shorter period resulting from any termination of service under Sections 8, 9, 10 and 11 hereof.
3.Location. The Employee will be initially based in the State of Florida, the US. For the avoidance of doubt, the Employee may need to travel to other locations as required by the Company or the board of directors (the “Board”) of LianBio (the parent of the Company) from time to time, with the understanding that the Employee is required to perform certain of his duties at the offices of the affiliates of the Company in Shanghai, the People’s Republic of China (the “PRC”) and shall spend significant time in Shanghai, the PRC, every year as may be reasonably determined by the Board. The Employee hereby agrees to sign such other agreements or documents as may reasonably be requested by the Company (or its relevant affiliate(s)) in order to obtain the relevant work permit and residence permits issued by the PRC government and other regulators for the Employee to legally work and reside in Shanghai. For the avoidance of doubt, the Employee agrees that the requirements set forth in this Section 3 are material terms of this Agreement.
4.Duties and Responsibilities. The Employee will serve as the Chief Executive Officer (the “CEO”) of the Company, reporting to the chairman (“Chairman”) of the Board. The Employee will perform such duties and services as are customary for the positions of CEO in similarly situated enterprises in the biopharmaceutical industry and such other duties as may be reasonably assigned to him from time to time by the Chairman or the Board. In furtherance of the foregoing, the Employee hereby agrees to perform faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Chairman or the Board. Additionally, the Employee hereby agrees to cooperate with the Company during and after the Employment Period with respect to all matters arising during or related to the Employee’s employment.
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5.Time to be Devoted to Service. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Employee shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the business of the Company while the Employee is employed by the Company during the Employment Period. During the Employment Period, the Employee will not be engaged in any other business activity that, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder (including without limitation, any activities that present a conflict of interest) without the prior written consent of the Company. The Employee and the Company agree that, subject to receiving prior written consent from the Board, the Employee may serve as a director of other corporations and/or non-profit organizations, provided that such directorships do not, individually or in the aggregate, conflict with the duties of the Employee hereunder (including without limitation, any directorships that present a conflict of interest).
6.Conflict of Interest. The Employee has reviewed with the Board (i) the present directorships and other positions or roles held by the Employee or his associate(s) in all such business organizations or arrangements that may be directly competitive or directly in conflict with the Company and (ii) ownership interests (legal or beneficial, direct or indirect) in another company held by the Employee or his associate(s) comprising more than two percent (2%) of such company, schedules of which are listed on Schedule 1 hereto. During the Employment Period, the Employee agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements that may be directly competitive or directly in conflict with the Company. Except as set forth in Schedule 1 hereto, during the Employment Period, the Employee or his associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company comprising more than two percent (2%) of such company or serving as an employee, director, consultant, advisor or member of such other company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment.
7.Compensation; Benefits; Reimbursement.
7.1Base Salary. During the Employment Period, the Employee shall receive as compensation an initial annual base salary of US$500,000 (the “Base Salary”), less any payroll taxes or withholdings legally required or properly requested by the Employee. This Base Salary and all other compensation and reimbursement under the Agreement will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Employee. The Board will review the Base Salary on an annual basis and may, in its sole discretion, increase the amount to adjust for inflations and/or market changes.
7.2Stock Options. Subject to (i) the Board’s approval of any grant, (ii) the Employee’s continued employment with the Company and (iii) the Employee’s execution and delivery of an Option Agreement in the form provided by the Company, following the Commencement Date, the Company shall grant the Employee non-statutory stock options (“Options”) to purchase up to 663,023 ordinary shares of LianBio (representing approximately four percent (4%) of the fully-diluted share capital of LianBio as of the Commencement Date) at a price per share equal to the fair market value of such ordinary shares on the date of grant by way of participation in LianBio’s 2019 Equity Incentive Plan or any other long-term incentive plan of LianBio (the “ESOP”). The Options shall be subject to the terms and conditions of the ESOP (as amended from time to time) and shall vest in accordance with following conditions, and subject, in each case, to the Employee remaining in “active working status” with the Company from the date of grant through each such vesting date:
(a)Options Subject to Time-Based Vesting: Fifty percent (50%) of the Options shall vest as to one-fourth (1/4) on the first anniversary of the Commencement Date, another one-fourth (1/4) on the second anniversary of the Commencement Date, another one-fourth (1/4) on the third anniversary of the Commencement Date and the final one-fourth (1/4) on the fourth anniversary of the Commencement Date.
(b)Options Subject to Performance Criteria and Time-Based Vesting:

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i.First Tranche: Twenty-five percent (25%) of the Options (the “First Tranche Performance Options”) shall become vested upon the satisfaction of each of the following vesting conditions:
(i)    LianBio achieves an Enterprise Value (as defined below) of not less than US$2 billion at any time after the Commencement Date (“First Tranche Performance Criteria”); and
(ii)    One-fourth (1/4) of the First Tranche Performance Options shall vest on the first anniversary of the Commencement Date, another one-fourth (1/4) shall vest on the second anniversary of the Commencement Date, another one-fourth (1/4) shall vest on the third anniversary of the Commencement Date and the final one-fourth (1/4) shall vest on the fourth anniversary of the Commencement Date.
ii.Second Tranche: Twenty-five percent (25%) of the Options (the “Second Tranche Performance Options”, together with the First Tranche Performance Options, the “Performance Options”) shall become vested upon the satisfaction of each of the following vesting conditions:
(i)    LianBio achieves an Enterprise Value (as defined below) of not less than US$4 billion at any time after the Commencement Date (“Second Tranche Performance Criteria”, together with the First Tranche Performance Criteria, “Performance Criteria”); and
(ii)    One-fourth (1/4) of the Second Tranche Performance Options shall vest on the first anniversary of the Commencement Date, another one-fourth (1/4) shall vest on the second anniversary of the Commencement Date, another one-fourth (1/4) shall vest on the third anniversary of the Commencement Date and the final one-fourth (1/4) shall vest on the fourth anniversary of the Commencement Date.
iii.Performance Criteria: The performance criteria applicable to the Performance Options shall be the enterprise value of LianBio and its subsidiaries (the “Enterprise Value”). The parties agree that the Enterprise Value shall be determined in accordance with the following:
(i)    Prior to the initial public offering of LianBio’s ordinary shares (the “IPO”), any instance where Enterprise Value is determined in connection with the assessment of Performance Criteria for Performance Option vesting purposes, the Enterprise Value shall be the fair market value of all the shares of LianBio, as determined in connection with a Qualified Financing. For the purposes hereof, a “Qualified Financing” shall mean any subsequent round of equity financing of LianBio after the Commencement Date (which shall include any convertible debt, convertible preferred share or other equity-linked derivative security financing), in a single or series of related transactions which raises gross proceeds to LianBio of at least US$50,000,000 in the aggregate; and

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(ii)    Following the IPO, any instance where the Enterprise Value is determined in connection with the assessment of Performance Criteria for Performance Option vesting purposes, the Enterprise Value shall be equal to the number of outstanding ordinary shares of LianBio multiplied by the volume weighted average price of a single ordinary share averaged over a period of thirty (30) days ending one (1) day prior to the date of the valuation. For purposes hereof, the closing price shall be reported by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Board.
7.3Bonus. At the conclusion of the first calendar year which includes the Commencement Date, the Employee will be entitled to receive an annual bonus of one hundred percent (100%) of the Base Salary (the “First Year Annual Bonus”), calculated on a pro rata basis commencing from the Commencement Date to December 31, 2021. Commencing from January 1, 2022, at the conclusion of each calendar year during the Employment Period, the Employee may be entitled to receive a discretionary performance-based annual bonus with a target equal to one hundred percent (100%) of the Base Salary (the “Performance Bonus”), the actual amount of which shall be determined by the Board in its sole and exclusive discretion based on the Board’s evaluation of the Employee’s performance and other pre-agreed parameters reflecting the Company’s business plan. Except as otherwise expressly provided in Section 5 hereof, the Employee must be employed and in “active working status” through the date the First Year Annual Bonus or a Performance Bonus is paid in order to be eligible for the bonus. For purposes of this Agreement, “active working status” means that the Employee has not resigned (or given notice of his resignation) or been terminated (or been given notice of his termination).
7.4Fringe Benefits. During the Employment Period, the Employee will be entitled to the fringe benefits that are made available to officers of the Company and such other benefits as are determined by the Board or a committee thereof, in its sole and exclusive discretion (which, for the avoidance of doubt, shall include expenses and benefits in relation to the Employee’s performance of his duties in the PRC).
7.5Reimbursements. During the Employment Period, the Employee will be reimbursed, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Employee of appropriate vouchers.
7.6Special Sign-On Bonus. The Employee acknowledges he has received a lump sum cash payment of US$240,000 (the “Sign-On Bonus”), which was offered by the Company to the Employee as compensation for the amount of retention bonuses the Employee is required to return to his prior employer. In the event the Employees resigns without Good Reason (as defined below) or a Termination with Cause (as defined below) by the Company within one (1) year after the Commencement Date, the Employee shall repay to the Company within thirty (30) days following the date of termination a prorated portion of the Sign-On Bonus based on the number of full and partial months remaining in such one (1) year period as of the date of such termination of employment.
7.7Deductions. Recognizing that the Employee is an employee for all purposes, the Company or an affiliate of the Company shall deduct from any compensation payable to the Employee the sums which the Company or such affiliate is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company or such subsidiary shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

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8.Involuntary Termination.
8.1Disability. If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement, either with or without reasonable accommodation, for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Company shall have terminated the Employee’s service in accordance with the foregoing, the Employee will be entitled to receive compensation, at the rate and in the manner provided in Section 7, notwithstanding any such physical or mental disability. Termination pursuant to this Section 8 is hereinafter referred to as an “Involuntary Termination”.
8.2Substitution. The Board may designate another employee to act in the Employee’s place during any period of Disability suffered by the Employee during the Employment Period. Notwithstanding any such designation, the Employee shall continue to receive the Employee’s Base Salary and benefits in accordance with Section 7 of this Agreement until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Employee’s employment, whichever shall first occur.
8.3Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Employee shall not be entitled to receive any Base Salary under Section 7.1, but shall continue to participate in all other compensation and benefits in accordance with Section 7.4 until the date of the Employee’s termination of employment.
8.4Verification of Disability. If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.
9.Termination for Cause. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period for Cause (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Employee notice of such termination, upon the giving of which such termination shall take effect immediately. For the purposes of this Agreement, “Cause” means any one of the following grounds: (i) repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Employee’s obligations and duties in the Company; (ii) the Employee’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws; (iii) gross mismanagement by the Employee of the business and affairs of the Company or any affiliate of the Company which is reasonably likely to result in a material loss to the Company or any affiliate of the Company; (iv) material violation of any material terms of this Agreement or the Compliance Agreement (as defined below), which material violation has not been cured (if it is capable of being cured) within thirty (30) days after the Employee receives written notice of such violation; or (v) a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct or dishonesty by the Employee which is materially detrimental to the interests and well-being of the Company or any affiliate of the Company, including, without limitation, harm to its business or reputation.

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10.Termination without Cause. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period without Cause (such termination being hereinafter called a “Termination without Cause”) by giving the Employee sixty (60) days’ prior written notice of such termination or pay in lieu of such notice (or any portion thereof). In the event of termination of the Employee’s employment in accordance with this Section 10, the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Employee the Base Salary for the period so waived.
11.Termination by the Employee.
11.1Without Good Reason. Any termination of the employment of the Employee hereunder other than as a result of an Involuntary Termination, a Termination for Cause, a Termination without Cause, a Termination for Good Reason (as defined below) or a Non-Renewal Termination (as defined below) will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective thirty (30) days after written notice hereof.
11.2With Good Reason. The Employee may terminate the services of such Employee hereunder at any time for Good Reason, provided that (i) the Employee provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Employee terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Employee’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 8.2) or the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then current position; or (b) any material breach of the Agreement by the Company.
12.Effect of Termination on Services.
12.1Non-Renewal by the Employee, Voluntary Termination or a Termination for Cause. In the event that the Initial Term or any Renewal Term is not automatically renewed as a result of the Employee providing a Non-Renewal Notice (hereinafter a “Non-Renewal by the Employee”), or upon the termination of the Employee’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:
(i)the unpaid portion of the Base Salary provided for in Section 7.1, computed on a pro rata basis to the date of such termination;
(ii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iii)any other benefits as required by applicable law.
12.2Involuntary Termination. Upon the termination of the Employee’s employment hereunder pursuant to an Involuntary Termination, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)an aggregate amount equal to the Base Salary and fringe benefits for twelve (12) months (the “Severance Payment”), payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;

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(iii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iv)any other benefits as required by applicable law.
12.3Non-Renewal by the Company. In the event that the Initial Term or any Renewal Term is not automatically renewed as a result of the Company providing a Non-Renewal Notice (hereinafter a “Non-Renewal by the Company”, and together with the Non-Renewal by the Employee, collectively referred to as the “Non-Renewal Termination(s)”), neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)one hundred percent (100%) of the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(iv)any other benefits as required by applicable law.
12.4Other Terminations. Upon the termination of the Employee’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5;
(iv)subject to the Employee’s satisfaction of the Severance Bonus Milestone, a maximum aggregate amount equal to fifty percent (50%) of the First Year Annual Bonus or the target amount of the Performance Bonus (as applicable) (such aggregate amount, the “Severance Bonus”), payable simultaneously with the final batch of the Severance Payment, which will be paid no later than twelve (12) months following the date of termination. “Severance Bonus Milestone” means the Employee being employed and in “active working status” for no less than six (6) consecutive months in the applicable calendar year of a Termination without Cause or a Termination for Good Reason. For the avoidance of doubt, the Employee shall not be eligible to receive any portion of the Severance Bonus unless and until the Employee has satisfied the Severance Bonus Milestone; and
(v)any other benefits as required by applicable law.

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12.5Change in Control Termination. Upon the termination of the Employee’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason within twelve (12) months following a Change in Control, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:
(i)a termination payment equal to that provided for in Section 12.1(i) hereto;
(ii)an aggregate amount equal to (x) the Severance Payment and (y) an additional six (6) months of fringe benefits (for an aggregate of eighteen (18) months of fringe benefits from the date of termination) (the “Additional Fringe Benefits”), payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 7.1 and 7.4 hereof, plus any additional compensation as may be expressly required under applicable law;
(iii)an aggregate amount equal to three (3) times the First Year Annual Bonus or the target amount of the Performance Bonus (as applicable) (such aggregate amount, the “CIC Separation Bonus”, and together with the Severance Payment and the Additional Fringe Benefits, “CIC Severance Payment”). Payment of the CIC Separation Bonus shall be made simultaneously with the final batch of Severance Payment, which will be paid no later than twelve (12) months following the date of termination;
(iv)one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options or other equity-based incentives granted to the Employee by the Company. For the avoidance of doubt, any outstanding unvested stock options or other equity-based incentives subject to the Performance Criteria shall no longer be subject to such Performance Criteria and one hundred percent (100%) of such stock options or other equity-based incentives subject to the Performance Criteria shall vest in accordance with the accelerated vesting described in the preceding sentence;
(v)reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 7.5; and
(vi)any other benefits as required by applicable law.
For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of LianBio that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of LianBio, except that any change in the ownership of the stock of LianBio as a result of a private financing of LianBio that is approved by the Board will not be considered a Change in Control; or
(ii)the sale of all or substantially all assets of LianBio.

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For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with LianBio. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to re-domicile LianBio in a jurisdiction other than its original jurisdiction of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held LianBio’s securities immediately before such transaction. With regard to any payment considered to be nonqualified deferred compensation under Section 409A (as defined below), to the extent applicable, that is payable upon a Change in Control, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

12.6Release. The parties acknowledge and agree that damages which will result to the Employee for Termination without Cause by the Company or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payment or the CIC Severance Payment, as applicable, shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payment or the CIC Severance Payment, as applicable, the Employee will execute a separation agreement containing a release of claims and other customary terms in a form reasonably satisfactory to the Company (the “Release”). The Release must become effective, if at all, by the sixtieth (60th) calendar day following the date the Employee’s employment is terminated. The first payment of any Severance Payments or the CIC Severance Payment, as applicable, to which the Employee is entitled will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall be retroactive to the day following the date the Employee’s employment terminates.

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12.7Resignations. Upon the termination of the Employee’s employment hereunder for any reason, the Employee will be deemed to have resigned from any and all positions, offices, or memberships that the Employee held with the Company or on any boards of directors or other governing boards of the Company or its affiliates, including but not limited to the general managers, authorized signatories, legal representatives and other similar positions of any affiliates of the Company, the Board, and any and all memberships the Employee held on any of the committees of any such boards, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its affiliates, hereby accepts the Resignations as of the date of termination (the “Resignation Date”), and the Employee agrees to sign and return such documents confirming the Resignations as the Company or any of its affiliates may reasonably require. For the avoidance of doubt, the Employee agrees to (i) execute any such forms, letters, certificates, powers of attorney, instruments and documents necessary or reasonable to effect such Resignations, including, without limitation, registration forms to be submitted to the PRC State Administration for Market Regulation or any other applicable governmental and regulatory authorities with respect to the Resignations (collectively, the “Removal Documents”); (ii) deliver the Removal Documents to the designee of the Company; (iii) use the Employee’s best efforts to cause the employees of the Company or any of its affiliates to provide assistance that may reasonably require with respect to the Resignations, including, without limitation, execution and delivery of the Removal Documents; (iv) upon request of the Company, but in any event no later than the Resignation Date, return all confidential information, Company intellectual property and all originals and copies of documents, records, files, drawings, blueprints, manuals, reports, notebooks, notes, photographs and any other recorded, written or printed matter relating to the research, manufacturing operations or business of the Company made, accessed or received by the Employee during the Employment Period. Similarly, upon request of the Company, but in any event no later than the Resignation Date, the Employee will return all other property of the Company, such as equipment, models, samples and biological cultures, as well as any and all chops, seals, certificates, bank USB-keys (with their passwords), office keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company. The Employee also agree to disclose to the Company, upon request of the Company, but in any event no later than the Resignation Date, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Employee has password-protected on any computer equipment, network or system of the Company; and (v) provide all other necessary assistance to effect the Resignations. It is understood and agreed that the Company and its affiliates have taken and will take actions in reliance on the Resignations and that the Resignations will become irrevocable on the Resignation Date.
13.Indemnification of Employee.
13.1Indemnification. In the event that (a) the Employee was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Employee’s Corporate Status (as defined below) or (b) the Employee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status, the Employee shall be indemnified by the Company against all Expenses (as defined below) and Liabilities (as defined below) incurred or paid by the Employee in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Employee as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

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13.2Advancement of Expenses. The Company agrees that the Company shall pay to the Employee all Indemnifiable Amounts incurred by the Employee in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Employee provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Employee is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.
13.3Limitation on Indemnification. The Employee shall not be entitled to any indemnification under this Section 13 if the Employee knowingly violated any duty, responsibility or obligation of the Employee imposed under this Agreement, the Compliance Agreement or any Company policy.
13.4Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Employee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.
14.Compliance Agreement. The Employee agrees to continue to be bound by the Employee Confidentiality, IP Assignment and Non-Competition Agreement executed by the Company and the Employee on April 19, 2021 (the “Compliance Agreement”, attached hereto as Exhibit A), the terms and conditions of which are specifically incorporated herein by reference. Notwithstanding the foregoing, the parties hereto hereby agree that Section 12(a) of the Compliance Agreement shall not apply to the Employee following the date of termination if the Employee’s employment is terminated as a result of (a) a Non-Renewal by the Company or (b) a Change in Control Termination. The obligation of the Company to make payments to or on behalf of the Employee under Section 12.2(ii), Section 12.3(ii), Section 12.4(ii) or Section 12.5(ii) above is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under the Compliance Agreement.
15.Compliance with Anti-Bribery, Anti-Corruption, Etc. The Employee hereby agrees to attend any and all compliance trainings required by the Company and to comply with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws, including but not limited to the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act (together, “ABAC Policies”), with respect to all activities undertaken on behalf or in connection with the business of the Company, its affiliates or its subsidiaries. The Employee further agrees that the Employee will not, directly or indirectly, offer, authorize, promise, condone or participate in: (a) the making of any gift or payment of anything of value to any public official by any person or entity to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist the Company, its affiliates or its subsidiaries in obtaining or retaining business for, or with, or directing business to, any person or entity, (b) the taking of any action by any person or entity which (i) would violate ABAC Policies, if taken by an entity subject to ABAC Policies, or (ii) could reasonably be expected to constitute a violation of any applicable law, (c) the making of any false or fictitious entries in the books or records of the Company, its affiliates or its subsidiaries by any person or entity, or (d) the using of any assets of the Company, its affiliates or its subsidiaries for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.
16.Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 16.

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17.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 17.
18.Survival. The provisions set forth in Sections 12, 16, 18, 20, 24, 26 and 29 of this Agreement shall survive the termination of this Agreement.
19.Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.
20.Governing Law. For so long as the Employee primarily resides and works in Florida, the US, this Agreement shall be governed by and construed under the laws of the State of Florida, the US; for as long as the Employee primarily resides and works in Shanghai, the PRC, this Agreement shall be governed by and construed under the laws of Hong Kong Special Administrative Region of the PRC (“Hong Kong”), in each case, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.
21.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.
22.Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.
23.Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
24.Severability. Subject to the provisions of Section 16 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
25.Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.
26.Confidentiality. The Employee agrees not to disclose this Agreement or its terms to any person or entity, other than the Employee’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.
27.Further Assurances. The Employee agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

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28.Counterparts. The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.
29.Dispute Resolution.
29.1Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties. The only claims not covered by this agreement to arbitrate are claims for benefits under U.S. workers’ compensation or unemployment insurance statutes and other claims that cannot be arbitrated as a matter of law.  Any Dispute must be brought to arbitration within the statute of limitations for bringing such Dispute in court or before the appropriate administrative agency, as applicable.
29.2For so long as the Employee primarily resides and works in Florida, the Dispute shall be settled by arbitration in Miami, Florida administered by JAMS in accordance with its Employment Arbitration Rules & Procedures; for so long as the Employee primarily resides and works in Shanghai, any Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.
29.3The disputing parties may jointly select one (1) arbitrator who is a retired judge, or, as applicable, agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. As applicable, the Chairman of HKIAC shall select the third arbitrator who will act as chairman of the arbitration board. In such case, if any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.
29.4The arbitral proceedings shall be conducted in English. To the extent that the Employment Arbitration Rules & Procedures of JAMS or the HKIAC Rules, as applicable, are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.
29.5Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. If the arbitration is conducted in Florida, the arbitrator shall permit adequate discovery, shall issue a written award, and is authorized to award any type of relief recoverable in court.
29.6The decision of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement thereof.
29.7For so long as the Employee primarily resides and works in Florida, the arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the State of Florida; for as long as the Employee primarily resides and works in Shanghai, the arbitral tribunal shall decide any Dispute submitted by the parties to arbitration strictly in accordance with the substantive laws of Hong Kong, in each case, without regard to principles of conflict of laws thereunder, and the arbitral tribunal shall not apply any other substantive law.

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29.8Any party to the Dispute shall be entitled, without posting any bond, to seek preliminary injunctive relief, temporary restraining order or other temporary relief (if applicable), from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
29.9During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
29.10If the Dispute is arbitrated in Florida, (i) the Employee acknowledges and agrees that no claims will be arbitrated on a class action or collective action basis, (ii) the arbitration costs incurred by the Employee shall not exceed the cost of filing a complaint in a court of law or equity, and (iii) the parties expressly waive all rights to a jury trial in court on all statutory or other claims.
30.Timing of Payments and Section 409A.
30.1Notwithstanding anything to the contrary in this Agreement, if at the time the Employee’s employment terminates, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
30.2For purposes of this Agreement, to the extent required to comply with Section 409A, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i)
30.3Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
30.4In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
COMPANY:

LianBio, LLC By: /s/ Konstantin Poukalov Name: Konstantin Poukalov Title: Authorized Representative	Address: 103 Carnegie Center Drive, Suite 215, Princeton, New Jersey 08540 Attn: Konstantin Poukalov Email: [***]

EMPLOYEE:

/s/ Yizhe Wang Yizhe Wang	Address: Attn: Yizhe Wang Email: [***]

[Signature Page to Executive Employment Agreement]

SCHEDULE 1
CONFLICT OF INTEREST
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EXHIBIT A
EMPLOYEE CONFIDENTIALITY, IP ASSIGNMENT AND NON-COMPETITION AGREEMENT

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